Exhibit 10.5

CONFIDENTIAL TREATMENT REQUESTED

AMENDED AND RESTATED

PROCESSING AGREEMENT

between

CSC Logic, Inc.

and

Prosper Marketplace Inc.

  November 21, 2012

CSC Logic, Inc.
A Subsidiary of Computer Sciences Corporation

8616 Freeport Parkway, Suite 2B
Irving, Texas 75063

 (800) 527-2323

AMENDED AND RESTATED PROCESSING AGREEMENT

This Amended and Restated Processing Agreement (this “Agreement”) is entered into as of the 21st day of November, 2012 (the “Effective Date”) by and among CSC Logic, Inc., a Texas corporation (“CSC Logic”) and Prosper Marketplace, Inc., a Delaware corporation (“PMI”).  As used in this Agreement, “Party” means CSC Logic or PMI; “Parties” means CSC Logic and PMI.

WHEREAS, CSC Logic is in the business of performing back-up loan servicing duties;

WHEREAS, CSC Logic and PMI have entered into a Processing Agreement, dated as of January 1, 2009, pursuant to which CSC Logic performs certain back-up loan servicing duties for PMI (the “Existing Processing Agreement”);

WHEREAS, PMI may transfer to Prosper Funding LLC, a Delaware limited liability company and wholly-owned subsidiary of PMI (“PFL”), the on-line loan platform used by PMI to originate borrower loans and issue notes to lenders to fund such loans (the “Platform”), all loans (the “PMI Borrower Loans”) owned by PMI as of the date of such transfer (the “Transfer Date”) all notes issued by PMI to fund such loans (the “PMI Notes”) and certain related rights, assets and other property;

WHEREAS, from and after any Transfer Date, PFL will (i) operate the Platform to originate additional loans (the “New Loans” and, together with the PMI Borrower Loans, the “Loans”) and issue notes to fund such loans (the “New Notes” and, together with the PMI Notes, the “Notes”), (ii) will assume all obligations of PMI in relation to the PMI Borrower Loans and PMI Notes and (iii) engage PMI pursuant to an Administration Agreement to perform certain services relating to the acquisition, maintenance, collection, liquidation and other servicing of Loans and the issuance and sale of New Notes and performance of its obligations in relation to all Notes;

WHEREAS, form and after any Transfer Date, PMI would no longer require performance by CSC Logic or any other person of back-up loan servicing duties in relation to PMI Borrower Loans or PMI Notes;

WHEREAS, CSC Logic and PFL are entering into a separate back-up processing agreement, dated as of the Effective Date (the “PFL Back-up Processing Agreement”), pursuant to which, from and after any Transfer Date, CSC Logic may commence to perform substantially the same back-up loan servicing duties for PFL in relation to the Loans and Notes that, prior to such Transfer Date, CSC Logic performs for PMI under this Agreement, on substantially the same terms and conditions as are set forth in this Agreement;

WHEREAS, effective as of the Effective Date, the Parties therefore desire to amend and restate the terms of the Existing Processing Agreement on the terms and conditions set forth herein;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.             Services to be Performed by CSC Logic.  Subject to the terms and conditions hereof, for the Initial Term of this Agreement and any Renewal Term, CSC Logic shall provide certain back-up servicing services to PMI, and/or to others on behalf of PMI, and shall deliver reports and information to PMI relating to the foregoing services (collectively, all of the foregoing are referred to as the “CSC Logic Services” or the “Services”), as described in Exhibit A (which shall be titled “Statement of Work” or “Description of Services”).

CSC Logic, Inc.	page 2 of 15	CSC Confidential

1.2
Changes to Exhibit A.  At any time or times, CSC Logic may revise Exhibit A, and thereby offer additional services, or modify existing services or terminate certain services; provided, however, that PMI agrees to such modifications, and provided that CSC Logic will give to PMI not less than one hundred and eighty (180) days’ notice prior to materially diminishing the services offered.  In addition, CSC Logic may provide other services to PMI on terms and conditions as may be otherwise mutually negotiated and agreed upon between them.

2.	Fees, Charges and Billing.

2.1
Payment. As consideration for performing the CSC Logic Services, PMI, among other things, shall pay CSC Logic the fees and expenses as set forth in the Pricing Schedule that is attached hereto and incorporated herein as Exhibit B.  CSC Logic shall issue an invoice to PMI on a monthly basis.  The fees and expenses set forth in Exhibit B are stated in U.S. Dollars, and all invoicing and payments hereunder shall also be in U.S. Dollars.  PMI shall pay outstanding invoices within thirty (30) days or incur interest charges of 1.5% per month on any outstanding balance.

2.2
Taxes.  Except for income taxes levied on CSC Logic’s net income, PMI shall pay or reimburse CSC Logic for all national, federal, provincial, state, local or other taxes and assessments of any jurisdiction, including sales or use taxes, data processing taxes, royalty taxes, property taxes, international withholding taxes (including those in lieu of income taxes), customs or other import or export taxes, value added taxes and amounts levied in lieu thereof based on charges set, services performed or to be performed, or payments made or to be made hereunder.    PMI shall not be entitled to deduct the amount of any such taxes, duties or assessments from payments made to CSC Logic under this Agreement.   This provision shall survive the termination of this Agreement and shall be applicable regardless of the time frame in which the requirement of the payment of such taxes or assessments is asserted (e.g. a deficiency assessment by a taxing authority as a result of an audit after the termination of this Agreement).  Provided, however, CSC Logic will cooperate with PMI to attempt to minimize the amount of taxes and assessments payable by PMI in accordance with applicable statutes, rules and regulations.

In the event that a taxing authority or other entity asserts that CSC Logic is responsible for the payment of any taxes, interest or penalties for which PMI is responsible pursuant to this Section, PMI shall defend, indemnify and hold harmless CSC Logic from any and all liability for the payment of such taxes, interest or penalties and any expenses and fees (including reasonable attorneys’ fees) incurred by CSC Logic as a result of such assertion.   PMI shall take all reasonable steps, including the posting of a bond, to remove any lien from CSC Logic property, which arises from such assertion.

If PMI is a tax exempt entity or if any transaction covered by this Agreement is a tax exempt transaction, PMI will provide a copy of such tax exemption certificate to CSC Logic immediately after the execution of this Agreement.  If PMI has a direct pay certificate that allows the direct payment to the proper taxing authority of PMI’s obligations under this Section, PMI shall provide a copy of such direct pay certificate to CSC Logic immediately upon the execution of this Agreement.

In the event that an Exhibit or other attachment to this Agreement specifically provides for the delivery of equipment or other property to PMI for the resale to a third party, and as a result PMI is not responsible for the payment of the taxes and assessments under this Section, PMI shall provide a copy of such resale certificate to CSC Logic immediately upon the execution of this Agreement.

CSC Logic, Inc.	page 3 of 15	CSC Confidential

PMI warrants and represents that, if applicable, it will provide the following to CSC Logic: a) Tax exempt certificate; b) Direct Pay permit; c) Resale Certificate.

2.3
CSC Logic may increase any of the fees and charges as set forth in Exhibit B annually, with such changes to be effective on the anniversary of the Effective Date; provided, however, that the percentage increase for all fees and charges at the time of the increase shall not exceed the percentage increase in the Consumer Price Index For All Urban Consumers: All Items, for the most recent twelve (12) month period as most recently published at the time of the increase.

3.	Term of Agreement.

3.1
The initial term of this Agreement shall begin on the Effective Date as set forth above and shall continue for a period one (1) year (“Initial Term”), unless earlier terminated by PMI or CSC Logic in accordance with this Agreement.  On the first anniversary of the Effective Date and each anniversary date thereafter, this Agreement shall automatically successively renew for a period of one (1) year each (each a “Renewal Term”) unless (a) earlier terminated by PMI or CSC Logic in accordance with this Agreement, or (b) PMI or CSC Logic gives notice of non-renewal (a “Non-Renewal Notice”) to the non-terminating Parties at least ninety (90) days prior to the expiration of the Initial Term or any Renewal Term.

3.2
Early Termination.  At any time during the Initial Term or any Renewal Term, PMI shall have the right to give CSC Logic notice of early termination of this Agreement, in connection with the occurrence of a Transfer Date or otherwise, which notice shall call for a termination date not earlier than one (1) month after the date of the notice.  If such notice is given other than in relation to a Transfer Date, termination for diminution as described in Section 3.3 or termination in relation to a default pursuant to Section 13, then such notice shall be accompanied by payment to CSC Logic of an “Early Termination Payment” in an amount equal to the product of (a) the average amount invoiced monthly by CSC Logic to PMI pursuant to the Agreement, calculated over the four months preceding such notice of early termination, multiplied by (b) the number of months (not to exceed  twelve  (12)) otherwise remaining between the date of termination and the end of the Initial Term or the Renewal Term during which such early termination occurs.   If such notice, other than such notice made in connection with the occurrence of a Transfer Date, termination for diminution as described in Section 3.3 or termination in relation to a default pursuant to Section 13, is not accompanied by such early termination payment, then such early termination notice will be null and void and of no effect.

3.3
Termination for Diminution.  During the sixty (60) day period (the “Review Period”) commencing on PMI's receipt of notice from CSC Logic pursuant to Section 1.2 of a material diminution of services, PMI shall have the option to elect to terminate this Agreement based on such diminution.  If PMI elects to so terminate, it shall provide notice thereof to CSC Logic during the Review Period, which termination shall be effective on the day that CSC Logic's Section 1.2 notice specified as the day upon which the diminution would otherwise take effect.  No Early Termination Payment shall be payable to CSC Logic if PMI elects to terminate this Agreement pursuant to this Section 3.3.

4.	Duties of PMI. So long as this Agreement is in force, PMI warrants and covenants that PMI shall:

4.1
furnish or cause to be furnished to CSC Logic in form satisfactory to CSC Logic, all information (the “Data”) as specified by CSC Logic in form and content sufficient for CSC Logic to perform the CSC Logic Duties.  It is understood that PMI shall be solely responsible for completeness and accuracy of the Data and CSC Logic shall not be responsible for errors of any nature attributable to the Data being incomplete or inaccurate;

CSC Logic, Inc.	page 4 of 15	CSC Confidential

4.2
furnish promptly to CSC Logic copies of all reports, documents, information and input Data required by CSC Logic to implement and furnish the services and products hereunder and such other information as is reasonably requested by CSC Logic from time to time;

4.3	pay to CSC Logic when due all charges for its services and products as set forth in this Agreement;

4.4
be appropriately licensed to conduct its business in compliance with all legal requirements, and shall cause all policy forms, certificates, endorsements and other appropriate documents to be prepared, approved and issued in compliance with all applicable federal and state laws and regulations.

5.
Limited Liability and Limited Warranty. THERE ARE NO WARRANTIES MADE BY CSC LOGIC, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  IN NO EVENT SHALL CSC LOGIC BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL OR SPECIAL DAMAGES INCLUDING, BUT NOT LIMITED TO DAMAGES FOR LOSS OF CURRENCY, FUNDS, DATA, PROFITS OR GOODWILL.  CSC LOGIC'S MAXIMUM LIABILITY FOR ANY BREACH OF THIS AGREEMENT SHALL NOT EXCEED THE FEES ACTUALLY PAID BY EITHER PROSPER PARTY TO CSC LOGIC FOR THE SERVICES TO WHICH SUCH BREACH PERTAINS FOR THE THREE (3) MONTH PERIOD IMMEDIATELY PRECEDING SUCH BREACH.  THE LIMITATIONS OF LIABILITY IN THIS SECTION WILL BE ENFORCED, EVEN IF ANY EXCLUSIVE REMEDY FAILS OF ITS ESSENTIAL PURPOSE.

6.
Correction of Reports.  PMI will give detailed notice to CSC Logic of any error in any report prepared by CSC Logic within three (3) business days after receipt of daily reports, within two (2) weeks after receipt of weekly reports and within thirty (30) days after receipt of all other reports; thereafter, CSC Logic may not have the data to recreate the report.  Failure by PMI to give CSC Logic such notice within the appropriate time period detailing the specific error which is claimed by PMI shall relieve CSC Logic of any responsibility to correct such error and rerun such report.

7.	PMI Materials.

7.1
Condition of Materials.  All source material, data and equipment furnished by PMI in order that CSC Logic may perform hereunder must be compatible with CSC Logic's equipment and such material and data must be in good condition for machine processing.  If PMI fails to furnish its Data to CSC Logic in the form and as timely as needed by CSC Logic, CSC Logic will undertake to process such Data within a reasonable time after it is furnished in proper form.  Data submitted by PMI to CSC Logic for processing, and all other data, material and property, shall be transmitted or transported to and from CSC Logic at PMI's expense.  CSC Logic shall not be liable to PMI under any circumstances for the loss or destruction of or damage to any of PMI's Data, material or property in the custody, control or possession of CSC Logic except for the reasonable cost of replacement or restoration.

7.2	Customer Privacy and Confidentiality of PMI Data.

CSC Logic, Inc.	page 5 of 15	CSC Confidential

7.2.1
Confidential Information. Each Party and their respective affiliates, directors, officers, employees, authorized representatives, agents and advisors (including without limitation, attorneys, accountants, consultants, bankers and financial advisors) shall keep confidential all information concerning the other Party’s proprietary business procedures, products, services, operations, marketing materials, fees, policies or plans and all Nonpublic Personal Information of the other Party or its affiliates that is received or obtained during the negotiation or performance of the Agreement, whether such information is oral or written, and whether or not labeled as confidential by such Party (collectively "Confidential Information"). "Nonpublic Personal Information" shall include all personally identifiable financial information and any list, description or other grouping of consumers, and publicly available information pertaining to them, that is derived using any personally identifiable financial information that is not publicly available, and shall further include all "nonpublic personal information" as defined by federal regulations implementing the Gramm-Leach-Bliley Act, as amended from time to time. "Personally identifiable financial information" means any information a consumer provides to a Party or its affiliates in order to obtain a financial product or service, any information a Party or its affiliates otherwise obtains about a consumer in connection with providing a financial product or service to that consumer, and any information about a consumer resulting from any transaction involving a financial product or service between a Party or its affiliate and a consumer.  Personally identifiable information may include, without limitation, a consumer's first and last name, physical address, zip code, email address, phone number, social security number, birth date, and any other information that itself identifies or when tied to the above information, may identify a consumer.

7.2.2
Use of Confidential Information. For as long as Confidential Information is in possession of a Party, such Party shall take reasonable steps, at least substantially equivalent to the steps it takes to protect its own proprietary information, to prevent the use, duplications or disclosure of Confidential Information, other than, by or to its employees or agents who are directly involved in negotiating or performing this Agreement and who are apprised of their obligations under this Section and directed by the receiving Party to treat such information confidentially, or except as required by law or by a supervising regulatory agency of a receiving Party. No Party shall disclose, share, rent, sell or transfer to any third party any Confidential Information. The Parties shall use Confidential Information only as necessary to perform this Agreement.

7.2.3
Return of Information; Indemnity. Upon the termination or expiration of this Agreement (other than termination in relation to the occurrence of a Transfer Date), or upon the request of the disclosing Party, the receiving Party shall promptly return all Confidential Information received in connection with the transaction, and shall promptly destroy such materials containing such information (and any copies, extracts, and summaries thereof) and shall further provide the disclosing Party with written confirmation of such return or destruction upon request. In the event a Party discovers that Confidential Information has been used in an unauthorized manner or disclosed in violation of this Section, the Party discovering the unauthorized use or disclosure shall immediately notify the other  Party of such event, and the receiving Party shall indemnify and hold the disclosing Party harmless from all claims, damage, liability, costs and expenses (including court costs and reasonable attorneys' fees) arising or resulting from the unauthorized use or disclosure. In addition, the disclosing Party shall be entitled to all other remedies available at law or equity, including injunctive relief. The provisions of this Section 7.2.3 shall survive termination of this Agreement.

CSC Logic, Inc.	page 6 of 15	CSC Confidential

7.3
Escrow Agent.   PMI agrees to maintain in escrow all software, manuals, and operating procedures that would be required by CSC Logic to duplicate the operating environment of PMI within a seventy- two (72) hour period.  In addition to the escrow, any related vendor services, naming rights, proprietary hardware, or any other contract or knowledge that would reasonably be required for CSC Logic to continue to operate PMI’s website and all related services, must be documented and made available to CSC Logic.  PMI further guarantees that it will keep all of these above-referenced material and documentation current.  CSC Logic shall be entitled to receive any or all of the above-referenced escrow and related operating elements in the event that PMI has completely ceased all business activities for a period of sixty (60) days or more, or by notification by the lenders or controlling parties of a default event by the PMI.  CSC Logic’s use of PMI’s property is limited to the CSC Services related to the remaining terms of the receivables or as defined in any agreement between PMI and a lender or other controlling party. PMI agrees to provide CSC Logic, within ninety (90) days of the execution of this Agreement, an inventory of all elements that PMI intends to escrow or otherwise provide that will give CSC Logic the ability to continue operation in the event of a transfer.  The escrow and other required accommodations must be in place ninety (90) days after PMI and CSC Logic agree that the proposed inventory is complete.

7.4
Disposition of PMI Materials. CSC Logic agrees that upon the expiration or termination of this Agreement for any reason other than the occurrence of a Transfer Date, CSC Logic will return, in accordance with PMI's instructions and in a mutually agreeable format, all of PMI's Data and materials that are not Confidential Information as such term is defined in Section 7.2.1 relating to the services provided by CSC Logic hereunder.  If PMI fails to provide CSC Logic with instructions regarding the return or disposal of such Data within sixty (60) days following such expiration or termination, CSC Logic may dispose of any Data, material or property belonging to PMI.  If, pursuant to such disposal, CSC Logic incurs any expense, PMI shall pay CSC Logic for such reasonable expense upon demand.

8.
Infringement and Capacity.  The performance of PMI’s duties under this Agreement shall not cause CSC Logic to infringe upon any patent, license, copyright or other proprietary, intellectual or property right, or violate any other right (including but not limited to, the right to royalties or license fees) of any person, partnership, corporation or other entity.  PMI also represents and warrants that (i) it is and at all times will be free of any contractual obligation that would prevent it from entering into this Agreement and (ii) CSC Logic's offer to provide services and information hereunder in no way caused, or will cause, or induce, it to breach any contractual obligation.

9.
Confidentiality of CSC Logic Proprietary Information.  PMI acknowledges that the designs, specifications, manuals, documentation and other materials related to the services performed and the information produced hereunder by CSC Logic (collectively “Documentation”), and all other systems, programs, designs, specifications, manuals, documentation and other materials which are utilized, developed or made available by CSC Logic in connection with this Agreement or the PFL Back-up Processing Agreement (collectively “Other Materials”) are the confidential, proprietary and/or trade secret property and information of CSC Logic or its licensors and shall remain such property and information of CSC Logic or its licensors, both before and after the term of this Agreement.  PMI shall not copy, sell, assign, transfer, distribute or disclose all or any part of the Documentation or Other Materials to any other person, partnership, corporation or other entity (except PFL upon the occurrence of a Transfer Date).  PMI shall confine the knowledge and use of the Documentation and Other Materials only to its employees who require such knowledge for use in the ordinary course and scope of their employment.  PMI and such employees shall use such Documentation and Other Materials solely in connection with its business purposes which are being addressed by CSC Logic pursuant to this Agreement or PMI’s performance of its duties under the Administration Agreement.  Upon any expiration or termination of this Agreement other than in relation to the occurrence of a Transfer Date, PMI shall promptly return to CSC Logic all property or information which is covered by this Section 9.  Notwithstanding anything herein to the contrary, the Parties can copy, distribute or disclose Documentation and Other Materials with each other and with the Parties’ employees (and with PFL and its employees), provided that such copying, distribution or disclosure is solely for the purpose of fulfilling the sharing Party’s obligations under this Agreement or the PFL Back-up Processing Agreement.

CSC Logic, Inc.	page 7 of 15	CSC Confidential

10.
No Solicitation. During the term of this Agreement and for one year after its termination, PMI shall not (a) attempt to induce an employee or independent contractor of CSC Logic to terminate his or her employment or contract; nor (b) hire or enter into a contract for the services of an employee, independent contractor, or former employee or independent contractor of CSC Logic without first obtaining CSC Logic's written consent, except for former employees or independent contractors whose employment or engagement has been terminated for over six (6) months.

11.
Relationship of the Parties.  The relationship of the Parties to this Agreement is that of independent contractors.  Neither this Agreement nor any of the activities contemplated hereby shall be deemed to create any partnership, joint venture, agency or employer-employee relationship between CSC Logic and PMI.

12.
Force Majeure.  Notwithstanding anything herein to the contrary, no Party shall be considered in default hereunder or have any liability to any other Party for any failure to perform if such failure arises out of causes beyond the control of such Party.  Such causes include, but are not limited to, acts of God or public enemy, acts of the government acting in any capacity, fires, floods, epidemics, quarantine restrictions, strikes, war, terroristic or criminal acts, civil disturbance, riots, rebellion, freight embargoes, degradation of telephone or other communication service or weather conditions.

13.	Default.

13.1
Notice and Cure Period, Rights, After Default.  If PMI is not in compliance with Section 4.4, or if PMI shall fail to pay to CSC Logic any amount due hereunder within five (5) days after receipt of the notice that the same is past due, or if either CSC Logic or PMI breaches or fails to comply with any other provision of this Agreement and such failure continues for a period of thirty (30) days after receipt of written notice thereof, then CSC Logic or PMI, as the case may be, shall be deemed to be in default and the non-breaching Party shall have the right (i) to terminate this Agreement immediately, and (ii) in addition, but subject to any limitations contained in this Agreement, to pursue any and all rights which may be available to it.  Termination of this Agreement shall not relieve either Party from payment of all amounts of money owed by it to the other Party.  Notwithstanding anything in this Agreement to the contrary, so long as PMI is in default under this Agreement or any other agreement in effect between CSC Logic and PMI, CSC Logic shall have no obligation to perform the CSC Logic Duties while the default continues.

13.2
Injunctive Relief.  The Parties acknowledge that if either CSC Logic or PMI fails to comply with the provisions of Sections 7.2, 9 or 10 hereof, the non-breaching Party may suffer irreparable harm for which there may be no adequate remedy at law.  Accordingly, if either CSC Logic or PMI fails to comply with any provision of said sections, then the non-breaching Party will be entitled immediately to injunctive relief or any other appropriate equitable remedy.  Further, if such failure continues for thirty (30) days after receipt of notice thereof from the non-breaching Party, then such non-breaching Party shall also have all of the rights available to it as if there was a default under Section 13.1 hereof.

CSC Logic, Inc.	page 8 of 15	CSC Confidential

13.3
Time for Bringing Suit.  No action may be brought by any Party against the other in connection with this Agreement more than two (2) years after the cause of action arose, except that any action by either Party for nonpayment of any amount of money due to it hereunder may be brought at any time subject to the applicable statute of limitations.

13.4
Attorney or Collection Fees.  If either Party incurs any cost or fee from an attorney, collection agency or otherwise in attempting to collect any amount due it hereunder, then the non-paying Party shall pay to the collecting Party upon demand the amount of such cost or fee.  Further, in the event of any litigation between the Parties in connection with this Agreement, the prevailing Party shall be entitled to recover its reasonable costs and attorney fees incurred in enforcing this Agreement and any related judgments entered.

13.5
No Waiver of Remedies.  The failure by either Party to exercise any option or right upon a default or breach of any of the terms of this Agreement shall not be construed as waiving such right or option at a later date.  Further, all of such rights or options shall be cumulative, and the exercise of any one such right or option shall not preclude the exercise of any other right or option.  No exercise of, or delay or omission to exercise, the rights and powers herein granted shall be held to exhaust the same or be construed as a waiver thereof, and every such right and power may be exercised at any time and from time to time.

14.
Transfer Date.  From and after the occurrence of a Transfer Date (and written notification of such given by PMI to CSC Logic), this Agreement shall automatically terminate, and PMI shall be fully released and discharged from any and all duties, obligations, covenants, representations and warranties hereunder except that PMI shall remain liable to CSC Logic in relation to (a) performance of its covenants and obligations set forth in Sections 4, 6, 7, 9, 10 16.5 and 16.6;

15.	Performance by PMI; Separate Entities.

15.1
CSC Logic acknowledges and agrees that from and after a Transfer Date PMI may perform, on behalf of PFL, obligations of PFL to CSC Logic under the PFL Back-up Processing Agreement (other than payment obligations), and, to the extent it does so, will be doing so solely in its various capacities as corporate administrator, loan servicer, platform administrator or similar capacity under the Administration Agreement and not for its own account, and CSC Logic agrees to accept performance by PMI of such duties on behalf of PFL (which acknowledgement and acceptance does not include any waiver by CSC Logic of PFL’s liabilities in relation to such performance).

15.2
CSC Logic acknowledges and agrees that PFL and PMI are separate legal entities and that neither of them has guaranteed the performance or payment obligations of the other to CSC Logic under this Agreement or under the PFL Back-up Processing Agreement.  Accordingly, CSC Logic agrees that (i) PFL shall have no liability for the performance by PMI of its obligations under this Agreement, and (ii) PMI shall have no liability for the performance by PFL of its obligations under the PFL Back-up Processing Agreement except that to the extent that PMI in fact performs or undertakes to perform any PFL obligation under the PFL Back-up Processing Agreement, PMI will have liability to CSC Logic in relation to its performance thereof.

16.	Miscellaneous.

CSC Logic, Inc.	page 9 of 15	CSC Confidential

16.1
Notices.  Any notice which is required or permitted to be given hereunder shall be in writing and shall be effective upon receipt, and shall be delivered as follows:  (a) by United States mail, with return receipt requested, postage prepaid; (b) by Federal Express or other nationally recognized overnight delivery service; or (c) delivered by telecopy as follows:

If to CSC Logic:

CSC Logic, Inc.
8616 Freeport Parkway, Suite 2B
Irving, Texas 75063
Attn: Legal
Facsimile: 469.499.5974

If to PMI:

Prosper Marketplace, Inc.
111 Sutter Street, 22nd Floor
San Francisco, CA 94104
Attn: General Counsel
Facsimile: 415-362-7233

Either Party at any time or times may change the foregoing address or telecopy information, pursuant to notice to the other Party duly given in accordance with requirements of this Section 16.1.

16.2
Audit.  PMI and its authorized agents shall have the right, at its expense and at reasonable times and upon reasonable notice, to audit the applicable books and records of PMI's program in CSC Logic's office.

16.3
Assignment.  No Party may transfer, whether by assignment, sublicense, merger, consolidation, operation of law, or otherwise, any rights or obligations under this Agreement without the other Party’s prior written consent.  The consent to any particular assignment shall not constitute consent to further assignment.  This Agreement shall be binding upon the Parties and their respective successors and permitted assigns.  Any transaction in contravention of this Section shall be null and void.

16.4	Captions. All captions and headings to the sections and subsections of this Agreement have been inserted for convenience of reference only and shall not be construed as a part hereof.

16.5
Advertising  No Party shall publish or use the name of the other Party in any manner or publication without the prior consent of such other Party, except as required by law or legal process, in which event notice thereof shall be promptly given.  Without limiting the generality of the foregoing, no letter of general mailing or advertisement or other communication to be sent to a policyholder or customer of PMI may contain the name CSC Logic without CSC Logic's prior written approval.

16.6
Indemnity  PMI hereby agrees to indemnify, defend and hold harmless CSC Logic and its shareholders, directors, officers, agents and employees from all claims, costs, penalties, damages, liability, obligation, cause of action, and all fees, expenses and costs associated therewith, including attorneys' fees, arising from PMI's breach or nonperformance hereunder or from CSC Logic’s faithful performance of the CSC Logic duties hereunder or claimed by any borrower of PMI, any customer of PMI, any financial investor of PMI, or any person claiming under or through any of them.

CSC Logic, Inc.	page 10 of 15	CSC Confidential

PMI also hereby agrees to indemnify, defend and hold harmless CSC Logic and its respective shareholders, directors, officers, agents and employees from all claims, costs, penalties, damages, liability, obligation, cause of action, and all fees, expenses and costs associated therewith, including attorneys' fees, arising from PMI's actions and performance under the PFL Back-up Processing Agreement in its various capacities as corporate administrator, loan servicer or platform administrator on behalf of PFL occurring after any Transfer Date.

CSC Logic shall indemnify, defend and hold harmless PMI and its shareholders, directors, officers, agents and employees from and against all claims, costs, penalties, damages, liability, obligations, cause or action, and all fees, expenses and costs associated therewith, including attorneys' fees, arising from CSC Logic’s material breach of nonperformance hereunder, or and from and against any Damages, to the extent such Damages arise under this Agreement and to the extent that such Damages arise out of or relate to any third party claim of willful misconduct or gross negligence, or personal injury or property damage caused by CSC Logic in the performance of its obligations hereunder. CSC Logic further agrees to indemnify, hold harmless, and defend PMI and its shareholders, directors, officers, agents and employees from and against all claims of intellectual property infringement arising from the products or services provided hereunder.

16.7
Governing Law, Jurisdiction, Venue.  THIS AGREEMENT IS BEING MADE AND ENTERED INTO IN THE COUNTY OF DALLAS, STATE OF TEXAS AND, IT SHALL BE GOVERNED AND CONSTRUED UNDER THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO TEXAS’ CONFLICTS OF LAWS PRINCIPLES.  THE PARTIES AGREE TO THE EXCLUSIVE JURISDICTION OF AND VENUE IN THE STATE AND FEDERAL COURTS IN DALLAS COUNTY, TEXAS AND WAIVE ALL RIGHTS TO VENUE AND JURISDICTION IN ANY OTHER FORUM.  BECAUSE THE PARTIES AGREE THAT THIS CONTRACT IS NOT A CONTRACT FOR THE SALE OF GOODS, THIS AGREEMENT SHALL NOT BE GOVERNED BY ANY CODIFICATION OF ARTICLE 2 OR 2A OF THE UNIFORM COMMERCIAL CODE, OR ANY CODIFICATION OF THE UNIFORM COMPUTER INFORMATION TECHNOLOGY ACT OR ANY REFERENCE TO THE UNITED NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS.

16.8
Severability.  If any clause or provision of this Agreement becomes or is held by a court of competent jurisdiction to be illegal, invalid or unenforceable under any present or future law effective during the term hereof, the remainder of this Agreement shall not be affected thereby.

16.9
Survival of Certain Provisions.  Notwithstanding anything herein to the contrary, the obligations of the Parties under Sections 2.2, 5, 7.2, 8, 9, 10, 13.2, 13.3, 13.4, 13.5, 15, 16.5, 16.6, 16.7 and 16. 8 hereof shall survive any expiration or termination of this Agreement.

16.10
Entire Agreement.  This Agreement together with its attached Exhibits, which are hereby incorporated herein as if set forth in full herein, constitutes the entire agreement between the Parties with respect to the subject matter hereof, and it supersedes all prior or contemporaneous agreements, contracts, understandings, proposals and negotiations with respect to such subject matter.  This Agreement may be amended, waived or supplemented only by a written instrument duly executed by CSC Logic and PMI.  The terms and conditions of this Agreement shall prevail notwithstanding any additional or different terms or conditions of any purchase order that may be issued by PMI.

CSC Logic, Inc.	page 11 of 15	CSC Confidential

16.11
Multiple Counterparts.  This Agreement may be signed in multiple counterparts and all such counterparts shall be treated as one document.  The signatures of the Parties need not appear on the same copy of this Agreement, so long as each Party signs at least one copy of this Agreement and the copies contain the same terms.

16.12
Construction.  The headings used herein are inserted only as a matter of convenience and for reference and shall not affect the construction or interpretation of this Agreement.  Where context so indicates, a word in the singular form shall include the plural, a word in the masculine form shall include the feminine and vice-versa.  The word “including” and similar constructions (such as “for example”, “such as”, and “e.g.”) shall mean “including, without limitation”, throughout this Agreement.  The Parties agree that the terms and conditions of this Agreement are the result of negotiations between the Parties and that this Agreement shall not be construed in favor of or against any Party by reason of the extent to which the Party or its professional advisors participated in the preparation of this Agreement.

16.13	Third Party Beneficiaries. Each Party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person or entity other than PMI, and CSC Logic.

16.14
Covenant of Further Assurances.  PMI and CSC Logic covenant and agree that, subsequent to the execution and delivery of this Agreement and without any additional consideration, each of PMI and CSC Logic shall execute and deliver any further legal instruments and perform any acts which are or may become necessary to effectuate the purposes of this Agreement.

[Remainder of page intentionally left blank.  Signature page follows.]

CSC Logic, Inc.	page 12 of 15	CSC Confidential

IN WITNESS WHEREOF, the Parties, by their duly authorized officers whose signatures are set forth below, have executed this Agreement as of the Effective Date set forth above.

CSC Logic, Inc. 8616 Freeport Parkway, Suite 2B Irving, Texas 75063

By:	- /s/ -

Name: Michael W. Risley

Title: Industry General Manager

Execution Date: November 13, 2012

Prosper Marketplace, Inc. 111 Sutter Street, 22nd Floor San Francisco, CA 94104

By:	- /s/ -

Name: Sachin Adarkar

Title: General Counsel and Secretary

Execution Date: November 21, 2012

CSC Logic, Inc.	page 13 of 15	CSC Confidential

EXHIBIT A

DESCRIPTION OF SERVICES / STATEMENT OF WORK

Cold Back- Up Servicing Duties:

CSC Logic receives and reviews the consolidated monthly servicer's report (certificate) and determines that it is complete on its face.

Additional duties as requested by PMI:

1.	Conduct quarterly conference call with Servicer to discuss general status including financial, portfolio, and systems issues.

2.
Conduct periodic due diligence reviews (as directed by PMI) and in accordance with a separate agreement with such entities) at servicer’s location(s) to meet staff, review servicing practices and controls, review software controls and functionality and report  on any issues or concerns.

3.	Such other services as shall be addressed and set forth in an addendum hereto.

Transfer of Servicing.

CSC Logic shall assist PMI in developing a reasonable transition plan and shall assist PMI in the transfer of the servicing activities defined herein to CSC Logic.

PMI Statement of Work	page 14 of 15	CSC Confidential

EXHIBIT B

PMI

Services		Fee

PMI Setup Fee	Includes back-up servicing set-up and attorney fees	[*]†

Monthly Back-up Servicing Fee (COLD)		[*]

Monthly Minimum Back-up Servicing Fee (COLD)		[*]

Consulting Services/Due Diligence Reviews		[*]

REIMBURSABLE EXPENSES	As specified below:

1) Reasonable out-of-pocket travel expenses incurred by CSC Logic staff and approved by PMI.

2) Any other expenses approved by PMI.

† Already paid on March 25, 2009.

 *Confidential Treatment Requested

PMI	page 15 of 15	CSC Confidential